Exhibit 4y

VARIABLE ANNUITY LIVING BENEFITS RIDER

Rider Date: [August 30, 2010]

Guaranteed Maximum Rider Charge: [2.00%]

Initial Rider Charge: [1.05%]

Measuring Life Option: [Single]

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Provisions

Guaranteed Minimum Withdrawal Benefit (GMWB):  This Provision provides that the Owner may withdraw, each Benefit Year, an amount up to [the greater of the Annual Income (“AI”) or] the Guaranteed Annual Income (“GAI”), for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described.  The GAI is a percentage of the Income Base that may change over time.  [The AI is a percentage of the Contract Value at the beginning of a Benefit Year.]

Guaranteed Income Benefit (GIB):  This Provision provides that if the Owner elects to discontinue the GMWB Provision and begin receiving variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider attached to this Contract, such payments are guaranteed not to fall below the Guaranteed Income Benefit (GIB), if certain conditions are met as described.

Variable Annuity Payment Option Rider Eligibility Restriction

The Owner may not elect to begin receiving variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider (“VAPOR”) attached to this Contract unless (a) this Rider has terminated, or (b) [the VAPOR Rider Date is at least [twelve (12) months] after the Rider Date and] the GIB Provision of this Rider is concurrently effective.  Once the Owner has elected to begin receiving variable Periodic Income Payments payable under VAPOR and the GIB Provision of this Rider is concurrently effective, the VAPOR may not be terminated as long as this Rider remains in force.

Additional Purchase Payment Restriction

Subject to the Maximum Income Base limit and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not exceed [$100,000] without prior Home Office approval.  No additional Purchase Payments will be accepted after the Company has approved a request for the Nursing Home GAI Rate.  If the Contract Value is $0, then no additional Purchase Payments will be accepted.  No additional Purchase Payments will be accepted after VAPOR and the GIB Provision are effective.

Allocation Restriction

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

DEFINITIONS

Annuitant is the natural person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed while this Rider is In Force.

Benefit Year is applicable only while the GMWB Provision is in effect.  It means each 12 month period starting with the Rider Date and each Rider Date anniversary thereafter.  A Rider Date anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date anniversary shall be the first Valuation Date following such calendar day.

Company, We, Us, and Our refer to The Lincoln National Life Insurance Company.

GOP Death Benefit is a Death Benefit provided by Contract, Endorsement, or Rider that is the greater of (a) the Contract Value (Account Value if the GIB Provision is in effect) and (b) the sum of all Purchase Payments minus Bonus Credits, if any, minus all Death Benefit Reductions.

Measuring Life is a natural person used to determine the benefits under this Rider.  Measuring Life includes any Annuitant, Owner, Joint Owner, and Secondary Life.

Measuring Life Option indicates how many natural persons are used to determine the benefits under this Rider.  Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider.  Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider.  The Measuring Life Option may not be changed after the Rider Date.

Purchase Payments, for the purpose of this Rider, mean the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges.

Secondary Life is the second natural person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  On the Rider Date any Secondary Life must be the Annuitant’s Spouse.  The Secondary Life may not be changed while this Rider is In Force.

Spouse means an individual who would be recognized as a Spouse under federal law.

Systematic RMD is applicable only while the GMWB Provision is in effect.  It means systematic monthly or quarterly installments withdrawn via the Company’s automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by the Company in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment.  While the GMWB Provision is in effect, Withdrawals are Conforming Withdrawals or Excess Withdrawals.  While the GIB Provision and VAPOR are in effect, Withdrawals are all additional amounts from the Account Value requested by the Owner, other than Periodic Income Payments, and shall be treated as Excess Withdrawals.  [Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner or the Owner’s bank account, will be treated as an Excess Withdrawal.]

Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the [greater of the AI or] GAI.  If the Owner receives only Systematic RMD during a Benefit Year, all Systematic RMD during that Benefit Year will be treated as Conforming Withdrawals.  However, if a Withdrawal other than Systematic RMD occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic RMD, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the [greater of the AI or] GAI.

Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.  If the current [AI Rate is zero and] GAI Rate is zero, all Withdrawals are Excess Withdrawals.

AR-529(8-10)

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

GMWB Provision Data

Enhancement Rate (to the Income Base): [5]%

Enhancement Period: [10] Years

[One Time Step-Up Percentage (of the Income Base): [200]%]

Income Base

The Income Base is the value used to calculate the GAI, the Rider Charges, and the initial GIB.

Initial Income Base

If the Rider Date is the Contract Date, then the Initial Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the Initial Income Base will be equal to the Contract Value on the Rider Date.

Maximum Income Base

The Income Base is subject to a $[10,000,000] maximum of the combined Income Base (including any Guaranteed Amount) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life.

Adjustment (to the Income Base) for Additional Purchase Payments

If an additional Purchase Payment is accepted, the Income Base will be increased to equal the additional Purchase Payment plus the Income Base immediately prior to receipt of the additional Purchase Payment.

Additional Purchase Payments may affect the Rider Charge pursuant to the GMWB Rider Charge section below.

Adjustment (to the Income Base) for Withdrawals

Upon each Excess Withdrawal, the Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.  Upon each Conforming Withdrawal, the Income Base will not be reduced.

Adjustment (to the Income Base) on Rider Date Anniversary

On each Rider Date anniversary, the Income Base may be increased by Enhancement, Automatic Annual Step-Up[, or One Time Step-Up].

If the Rider Charge rate is increased in connection with an increase to the Income Base, the Owner may decline the increase by Notice to the Company within 30 days of the effective date of the increase.  If the Owner does decline the increase, the Income Base will be reduced to the Income Base on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.  If the Owner does not decline the increase to the Income Base, the increase to the Income Base will be deemed accepted by the Owner.

Automatic Annual Step-Up (of the Income Base)

Upon an Automatic Annual Step-Up, the Income Base is increased to equal the Contract Value.

On each Rider Date anniversary, an Automatic Annual Step-Up will occur only if all the following conditions are satisfied:

a)	All Measuring Lives as of that Valuation Date are under age [86], and

b)	The Contract Value as of that Valuation Date is greater than the Income Base, and

c)	The Automatic Annual Step-Up would increase the Income Base at least as much as an Enhancement [or One Time Step-Up], if any, that may occur on such Rider Date anniversary.

Upon an Automatic Annual Step-Up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Rider Charge.

Future Automatic Annual Step-Ups may occur after declining an Automatic Annual Step-Up.  However, declining an Automatic Annual Step-Up violates condition (e) of the Enhancement Provision [and condition (b) of the One Time Step-Up Provision], below.  The Enhancement Provision can be reinstated by accepting a future Automatic Annual Step-Up.  [The One Time Step-Up Provision can not be reinstated.]

Enhancement (to the Income Base)

On each Rider Date anniversary, the Income Base will automatically be increased by an amount equal to the Income Base less any Purchase Payment accepted in the preceding Benefit Year (except any Purchase Payment accepted within the first 90 days after the Rider Date), times the Enhancement Rate if all of the following conditions are satisfied:

a)	The preceding Benefit Year is during the Enhancement Period, which begins on the Rider Date[ and restarts upon an Automatic Annual Step-Up].

b)	No Withdrawal occurred in the preceding Benefit Year.

c)	All Measuring Lives are under age [86].

d)	The Enhancement would increase the Income Base more than an Automatic Annual Step-Up [or at least as much as a One Time Step-Up,] if any, that may occur on such Rider Date anniversary.

e)	The Owner has accepted the most recent Automatic Annual Step-Up, if an Automatic Annual Step-Up has occurred.

[After the initial Enhancement Period (which begins on the Rider Date and ends after the Enhancement Period shown in the GMWB Provision Data), upon an Enhancement the Rider Charge rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Rider Charge.

Future Enhancements may occur after declining an Enhancement.]

One Time Step-Up (of the Income Base)

Upon a One Time Step-Up, the Income Base is increased to the sum of (i) Initial Income Base, plus (ii) Purchase Payments accepted by the Company within 90 days after the Rider Date, less (iii) any Conforming Withdrawals after the Rider Date ((i)+(ii)-(iii)), times the One Time Step-Up Percentage shown in the GMWB Provision Data.

The One Time Step-Up occurs once, on the later of (i) the [10th] Rider Date anniversary, or (ii) the Rider Date anniversary after the [75th] birthday of the younger or surviving Measuring Life.

The One Time Step-Up will not occur if any of the following conditions is satisfied:

a)	The One Time Step-Up would not be an increase of the Income Base, or

b)	Any Automatic Annual Step-Up has been declined by the Owner, or

c)	An Automatic Annual Step-Up or Enhancement would increase the Income Base more than the One Time Step-Up, or

d)	Any Excess Withdrawals have occurred, or

e)
The total amount of Conforming Withdrawals between the Rider Date and the date of the One Time Step-Up is greater than [10]% of the initial Income Base plus Purchase Payments accepted by the Company within 90 days after the Rider Date.

Guaranteed Annual Income (GAI) Amount

The GAI is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal.  On the later of (a) the Rider Date, or (b) the first Valuation Date the GAI Rate is above 0%, the initial GAI is set equal to the Income Base times the GAI Rate.  The GAI and GAI Rate will be set and may be reset as described below.  As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime(s) of all Measuring Lives.

The GAI Rate is the rate used to determine the GAI.  The GAI Rate varies as shown in the GAI Rate Table, and is determined as described below.

GAI Rate Table
GAI Rate Table – Single Measuring Life Option		GAI Rate Table – Joint Measuring Life Option
Age of Measuring Life	GAI Rate	Age of Younger or Surviving Measuring Life	GAI Rate
0 – 54	0.0%	0 – 54	0.0%
55 – under 59.5	4.0%	55– 64	4.0%
59.5 +	5.0%	65 +	5.0%
Nursing Home GAI Rate	10.0%	Nursing Home GAI Rate	10.0%

Maximum GAI

The combined GAI (including any Maximum Annual Withdrawal amount, or “MAW”) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life, is subject to a maximum of the GAI Rate times the Maximum Income Base.

Setting and Resetting of GAI Rate

Before the first Withdrawal after the initial GAI is determined, the GAI Rate will be as shown in the GAI Rate Table, based upon the age of the Measuring Life.  Upon the first Withdrawal after the initial GAI is determined, the GAI Rate will be set based upon the age of the Measuring Life as of the date of the Withdrawal.  The GAI will be equal to the Income Base times the set GAI Rate.  After the GAI Rate is set, the GAI Rate will not change, except as described below.

If after the GAI Rate is set, an Automatic Annual Step-Up occurs and is accepted by the Owner, the GAI Rate will be reset based upon the age of the Measuring Life on the Rider Date anniversary, as shown in the GAI Rate Table.  Upon a GAI Rate reset, the GAI will be equal to the Income Base times the reset GAI Rate.

If the Measuring Life Option is Joint, the GAI Rate will be set and reset based upon the age of the younger or surviving Measuring Life.

Adjustment (to the GAI) for Additional Purchase Payments

If an additional Purchase Payment is accepted, the GAI will be increased to equal the additional Purchase Payment times the set GAI Rate plus the GAI immediately prior to receipt of the additional Purchase Payment.

Adjustment (to the GAI) for Withdrawals

Upon each Excess Withdrawal, the GAI applicable to the next Benefit Year will decrease to equal the Income Base after the Excess Withdrawal times the set GAI Rate.  If the Income Base after the Excess Withdrawal equals $0, this Rider will terminate and this Contract will be deemed surrendered.

Upon each Conforming Withdrawal, the GAI will remain unchanged.

Adjustment (to the GAI) for Increase to Income Base

The GAI will reset on the Valuation Date of an increase to the Income Base to equal the increased Income Base times the set GAI Rate.  If the Income Base increased because of an Automatic Annual Step-Up, a higher GAI Rate may apply, pursuant to the Setting and Resetting of GAI Rate Provision, above.

If the Rider Charge rate is increased in connection with an Automatic Annual Step-Up [or Enhancement], the Owner may decline the increase by Notice to the Company within 30 days of the effective date of the increase.  If the Owner does decline the increase, (a) the GAI Rate will be reduced to the GAI Rate on the Valuation Date immediately prior to the increase, and (b) the GAI will be reduced to the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

Nursing Home GAI Rate

The Nursing Home GAI Rate is a GAI Rate that may be used to determine the GAI in a Benefit Year if a request for the Nursing Home GAI Rate is approved by Us as described herein.  The Nursing Home GAI Rate is shown in the GAI Rate Table.  Upon approval of a Nursing Home GAI Rate request, the GAI will be equal to the Income Base (less any additional Purchase Payments accepted within 12 months prior to the Nursing Home Measuring Life’s confinement in a Nursing Home and during the Nursing Home Measuring Life’s confinement in a Nursing Home prior to the Nursing Home GAI rate being requested) times the Nursing Home GAI Rate.

If no Withdrawal has been taken since the initial GAI was determined, a request for the Nursing Home GAI Rate may be submitted once the Measuring Life is at least age [65].  If the Measuring Life Option is Joint, the younger or surviving Measuring Life must be at least age [65].

If a Withdrawal has been taken since the initial GAI was determined, a request for the Nursing Home GAI Rate may be submitted after the Rider Date anniversary following the Measuring Life’s [65th] birthday.  If the Measuring Life Option is Joint, the request may be submitted after the Rider Date anniversary following the younger or surviving Measuring Life’s [65th] birthday.

The Nursing Home GAI Rate shown in the GAI Rate Table will be the GAI Rate each Benefit Year that all of the following conditions are satisfied:

a)
The Company is provided proof satisfactory to Us that a Measuring Life (the “Nursing Home Measuring Life”) has been confined to a Nursing Home, as defined, for at least one day of the applicable Benefit Year, pursuant to a plan of care provided by a licensed health care practitioner.  The Company reserves the right to require proof of the continuation of confinement under a current plan of care each Benefit Year.

b)	The Nursing Home Measuring Life has never been confined to any Nursing Home within [12] months before or [60] months after the Rider Date.

c)	Confinement of the Nursing Home Measuring Life has continued for at least [90] consecutive days.

If the Measuring Life Option is Joint, the Nursing Home GAI Rate may be requested based upon the qualification of either Measuring Life.  However, after the Company has approved a request for the Nursing Home GAI Rate, no subsequent request for the Nursing Home GAI Rate may be based upon the other Measuring Life.

A Nursing Home does not mean or include an assisted living facility, a residential care or a retirement facility.  A Nursing Home (i) is a facility or distinctly separate part of a hospital or other institution, (ii) that is in the United States, and (iii) is licensed by the appropriate state licensing agency as a Nursing Home, if the state licenses such facilities.  If the state does not license Nursing Homes, then the facility must meet all of the following criteria:

a)
It must provide 24 hour a day nursing service under a planned program of policies and procedures which were developed with the advice of, and is periodically reviewed and executed by a professional group of at least one physician and one nurse;

b)	It must have a physician available to furnish medical care in case of emergency;

c)	It must have at least one nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds);

d)	It must have a nurse on duty or on call at all times;

e)	It must maintain clinical records for all patients; and

f)	It must have appropriate methods and procedures for handling and administering drugs and biologicals.

Contract Value Reduces to $0

Even if the Contract Value declines to $0, as long as the GAI is not $0 the GAI will continue for the lifetime(s) of the Measuring Life(s).  The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.  After the Contract Value declines to $0, the GAI may change only as described in the Nursing Home GAI Rate section.

If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid.  However, unless the currently effective Death Benefit option is the Account Value Death Benefit Option, [a final payment will be made under this Rider.  Such payment] (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:

(A)
is equal to the sum of all Purchase Payments minus Bonus Credits, if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments minus subsequent Bonus Credits.

(B)
is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals after the Valuation Date upon which the Contract Value reduces to $0.

GAI Annuity Payment Option

The GAI Annuity Payment Option may be irrevocably elected by the Owner upon Notice to the Company.  If elected, the Owner will receive payment equal to the GAI each Benefit Year for the lifetime(s) of all Measuring Lives.  The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.  After election of this Annuity Payment Option, the GAI may change only as described in the Nursing Home GAI Rate section.

If this GAI Annuity Payment Option is in effect no Death Benefit will be paid.  However, if the Death Benefit option prior to the Annuity Commencement Date was not the Account Value Death Benefit Option, [a final payment will be made under this Rider.  Such payment] (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:

(A)
is equal to the sum of all Purchase Payments minus Bonus Credits, if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments minus subsequent Bonus Credits.

(B)
is the sum of all Final Payment Reductions prior to the GAI Annuity Payment Option Effective Date.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to the (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals on and after the GAI Annuity Payment Option Effective Date.

Annual Income (AI) Amount

The AI is an amount, not to exceed the remaining Contract Value, that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal.  On the later of (a) the Rider Date, or (b) the first Valuation Date the AI Rate is above 0%, and each subsequent Rider Date anniversary while this GMWB Provision is in effect, the AI is set equal to the Contract Value times the AI Rate.  If the GAI Annuity Payment Option is elected, the AI is $0.  The AI Rate and the AI will be set and reset as described below.

The AI Rate is the rate used to determine the AI.  The AI Rate varies as shown in the AI Rate Table, and is determined as described below.

AR-529(8-10)

AI Rate Table
Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life	AI Rate	Age of Younger or Surviving Measuring Life	AI Rate
0 – 54	0.0%	0 – 54	0.0%
55 - 64	5.0%	55 - 64	5.0%
65 - 79	6.0%	65 - 79	6.0%
80 +	7.0%	80 +	7.0%

Adjustment (to AI) for Additional Purchase Payments

If an additional Purchase Payment is accepted by the Company within 90 days after the Rider Date, the AI will be adjusted by the additional Purchase Payment times the AI Rate.

If an additional Purchase Payment is accepted more than 90 days after the Rider Date, the AI will not be reset until the next Rider Date anniversary.

Setting and Resetting of AI Rate

Before the first Withdrawal after the initial AI is determined, the AI Rate will be as shown in the AI Rate Table, based upon the age of the Measuring Life.  Upon the first Withdrawal after the initial AI is determined, the AI Rate will be set based upon the age of the Measuring Life as of the date of the Withdrawal.  The AI will be equal to the Contract Value on the most recent Rider Date anniversary times the set AI Rate.  The AI Rate will be reset based upon the age of the Measuring Life on each Rider Date anniversary, as shown in the AI Rate Table.  Upon an AI Rate reset, the AI will be equal to the Contract Value on the Rider Date anniversary times the reset AI Rate.

If the Measuring Life Option is Joint, the AI Rate will be set and reset based upon the age of the younger or surviving Measuring Life.

Effect of Death

Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate.

Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider in force under the Joint Measuring Life Option.  If so continued, the GAI [and AI] will continue for the life of the surviving Measuring Life.  Upon the death of the surviving Measuring Life, this Rider will terminate.

Waivers

Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge (if applicable)

No Contingent Deferred Sales Charge or CDSC/Surrender Charge will apply to Conforming Withdrawals.  Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge or CDSC/Surrender Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that year.

Waiver of Interest Adjustment/Market Value Adjustment (if applicable)

No Interest Adjustment/Market Value Adjustment will apply to Conforming Withdrawals.  Excess Withdrawals will be subject to any applicable Interest Adjustment/Market Value Adjustment to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that year.

AR-529(8-10)

Termination of the GMWB

The entire GMWB Provision of this Rider will irrevocably terminate (a) if this Rider terminates, or (b) upon the election of the Variable Annuity Payment Option Rider and commencement of the GIB Provision of this Rider.

GUARANTEED INCOME BENEFIT

This GIB Provision is effective upon the concurrent Variable Annuity Payment Option Rider (“VAPOR”) Rider Date and irrevocable termination of the GMWB Provision of this Rider.  The VAPOR Rider Date is shown on the Contract Benefit Data pages issued upon the Owner’s election of benefits under the VAPOR.

This GIB Provision provides variable Periodic Income Payments payable under VAPOR are guaranteed not to fall below this Guaranteed Income Benefit (“GIB”).

For Non-qualified contracts, an Owner must elect to adjust the Periodic Income Payments payable under VAPOR on an annual basis (‘LevelPay’).

Eligibility Limitations

1)           The commencement of Periodic Income Payments under the VAPOR is available subject to the Company’s maximum and minimum VAPOR age limits.  For Non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be applicable to this requirement.  For Qualified contracts, if the Measuring Life Option is Joint, the current Owner’s age shall be applicable to this requirement. [For Qualified contracts, if the Measuring Life Option is Joint and if the Owner is more than [10] years older than the Secondary Life than the Owner may not elect to receive Periodic Income Payments under VAPOR].

2)           The commencement of Periodic Income Payments under the VAPOR is available subject to the Company’s minimum Access Period limits.  The minimum Access Period is the greater of (a) and (b), where:

(a)	is ‘X’ years, and

(b)	is ‘Y’ years minus the Measuring Life’s age nearest birthday on the VAPOR Rider Date, where

If the VAPOR Rider Date is before the [5th] Rider Date anniversary, X is [20] and Y is [90].  If the VAPOR Rider Date is on or after the [5th] Rider Date anniversary, X is [15] and Y is [85].  For Non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be applicable to this requirement.  For Qualified contracts, if the Measuring Life Option is Joint, the current Owner’s age shall be applicable to this requirement.

3)           The commencement of Periodic Income Payments under the VAPOR is available subject to the Company’s Assumed Investment Rate (“AIR”) rate requirements (AIR may be referred to in the alternative as “Assumed Investment Return” or “Assumed Interest Rate”).

GIB General

The initial GIB will be (a) the Initial GIB Percentage as shown in the Initial GIB Percentage Table, below, times [the greater of (b) and (c), where ](b)[ is] the Income Base minus all Conforming Withdrawals after the most recently accepted Automatic Annual Step-Up (of the Income Base) under the GMWB Provision[, and (c) is the Contract Value upon the termination of the GMWB Provision].  If no Automatic Annual Step-Up has been accepted, the initial GIB will be (a) the Initial GIB Percentage as shown in the Initial GIB Percentage Table, below, times [the greater of (b) and (c), where ](b)[ is] the Income Base minus all Conforming Withdrawals[, and (c) is the Contract Value upon the termination of the GMWB Provision].

Initial GIB Percentage Table1
Measuring Life Option: Single		Measuring Life Option: Joint
Age of Measuring Life	Initial GIB Percentage	Age of Measuring Life2	Initial GIB Percentage
0 – 39	2.5%	0 – 39	2.5%
40 – 54	3.0%	40 – 54	3.0%
55 – under 59.5	3.5%	55 – under 59.5	3.5%
59.5 – 64	4.0%	59.5 – 64	4.0%
65 – 69	4.5%	65 – 69	4.5%
70 – 79	5.0%	70 – 79	5.0%
80 +	5.5%	80 +	5.5%

1 The Initial GIB Percentage Table assumes the annual Periodic Income Payment Mode.  Other Periodic Income Payment Mode elections will result in a modal adjustment of the Initial GIB Percentage.  The Initial GIB Percentage will be based upon the actual age of the Measuring Life.

2 If the Measuring Life Option is Joint, the Initial GIB Percentage will be based upon the actual age of the younger or surviving Measuring Life.

On each Valuation Date that We pay a Periodic Income Payment under the VAPOR, the amount that will be paid will be the greater of (a) the Periodic Income Payment determined under the VAPOR, or (b) the GIB.  The initial Guaranteed Income Benefit is shown on the Contract Benefit Data pages issued upon the Owner’s election of benefits under the VAPOR.

Guaranteed Income Benefit (“GIB”)

The minimum amount payable for each Periodic Income Payment made under the VAPOR.

Step-up Date

A Step-up Date is the date on which a GIB Step-up may occur, pursuant to Automatic Step-up of the GIB, below.

For Non-qualified contracts, a Step-up Date is the first Valuation Date on or after the Periodic Income Commencement Date (“PICD”) anniversary of each [one year] period measured from the PICD.

For Qualified contracts, the first Step-up Date is the Valuation Date of the first Periodic Income Payment in the [first] calendar year following the PICD.  Subsequent Step-up Dates will be the Valuation Date of the first Periodic Income Payment in the calendar year, every subsequent [one year] period.

Automatic Step-up of the GIB (GIB Step-up)

On each Step-up Date, a GIB Step-up will occur only if [75]% of the Periodic Income Payment determined under the VAPOR on the Step-up Date is greater than the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date.  Upon a GIB Step-up, the GIB will automatically step-up to [75]% of the Periodic Income Payment determined under the VAPOR.  If the GIB on the Valuation Date immediately prior to the Step-up Date is greater than or equal to [75]% of the Periodic Income Payment determined under the VAPOR, no GIB Step-up will occur.

On each GIB Step-up, the Rider Charge rate may be adjusted pursuant to Rider Charge during GIB Provision, below.  If the Rider Charge rate is increased, the Owner may decline the GIB Step-up by Notice to the Company within 30 days of the effective date of the GIB Step-up.  If the Owner does decline the GIB Step-Up, the GIB will be reduced to the GIB on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.  If the Owner does not decline the GIB Step-up, the GIB Step-up will be deemed accepted by the Owner.

The Automatic Step-up of the GIB will occur whether or not the Owner has previously declined a GIB Step-up.

Adjustments to the GIB

Each Withdrawal will reduce the GIB in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.  Payment of a Periodic Income Payment, whether equal to the Guaranteed Income Benefit or the Periodic Income Payment determined under VAPOR, is not a Withdrawal.

An increase in the length of the Access Period will not result in an adjustment to the GIB.  Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

Effect of Rider Charge and GIB during Access Period

During the Access Period, Rider Charges and payment of the Periodic Income Payment, whether equal to the Guaranteed Income Benefit or the Periodic Income Payment determined under the VAPOR, reduces the Account Value.

If the Account Value is reduced to $0, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals $0.  Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the GIB, each subsequent Rider Charge will be zero, and the Effect of GIB during Lifetime Income Period and the Effect of Rider Charge during Lifetime Income Period provisions shall not apply.

Effect of GIB during Lifetime Income Period

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account determined under the VAPOR will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment.  The reduction to the number of Annuity Units per payment will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the amount of the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account; and

(b)	is the applicable Annuity Factor; and

(c) is the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account determined under the VAPOR will reduce the resulting annual amount determined for the Fixed Account payable in each subsequent Periodic Income Payment.  The reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) will be determined by: (a) divided by (b) where:

(a)	is the amount of the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account; and

(b)	is the applicable Annuity Factor.

If payment of the GIB reduces both the number of Annuity Units per Variable Subaccount to zero and the resulting annual amount determined for the Fixed Account to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.  In addition, each subsequent Rider Charge will be zero.

Effect of Rider Charge during Lifetime Income Period

The Rider Charge attributable to each Variable Subaccount will reduce the number of Annuity Units per Variable Subaccount used to calculate the Periodic Income Payments during the Lifetime Income Period.  The Rider Charge attributable to the Fixed Account will reduce the Periodic Income Payments during the Lifetime Income Period.

If the Rider Charge reduces both the number of Annuity Units per Variable Subaccount to zero and the resulting annual amount determined for the Fixed Account to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.  In addition, each subsequent Rider Charge will be zero.

Qualified Contracts – Variable Account

As of the end of the Access Period and on the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount.

The Annuity Units reduction reflecting the Rider Charge for the period from the end of the Access Period for the remainder of that calendar year will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the pro-rated annual Rider Charge for the period from the end of the Access Period for the remainder of that calendar year;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value as of the Valuation Date of the end of the Access Period

On the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount reduction reflecting the Rider Charge will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the annual Rider Charge;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value for each Variable Subaccount as of the Valuation Date of the first Periodic Income Payment of that calendar year.

Nonqualified Contracts – Variable Account

As of the end of the Access Period and each subsequent anniversary, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount.  This reduction will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the annual Rider Charge;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value as of the Valuation Date of the first Periodic Income Payment and each subsequent anniversary.

Qualified Contracts – Fixed Account

As of the end of the Access Period and on the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the resulting annual amount determined for the Fixed Account, prior to being converted into the Periodic Income Payments, will be reduced to reflect the Rider Charge deduction from the Fixed Account.

At the end of the Access Period, the reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) reflecting the Rider Charge for the period from the end of the Access Period for the remainder of that calendar year will be determined by: (a) divided by (b), where:

(a)	is the pro-rated annual Rider Charge for the period from the end of the Access Period for the remainder of that calendar year; and

(b)	is the applicable annuity factor.

On the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the reduction in the resulting annual amount determined for the Fixed Account (prior to being converted into the Periodic Income Payments) reflecting the Rider Charge will be determined by: (a) divided by (b), where:

(a)	is the annual Rider Charge; and

(b)	is the applicable Annuity Factor.

Nonqualified Contracts – Fixed Account

As of the end of the Access Period and each subsequent anniversary, the resulting annual amount determined for the Fixed Account (prior to being converted into the Periodic Income Payments) will be reduced to reflect the Rider Charge deduction from the Fixed Account.  This reduction will be determined by: (a) divided by (b), where:

(a)	is the annual Rider Charge; and

(b)	is the applicable Annuity Factor.

Limitation on Certain Changes

The Owner may not:

a)	request a change in the Periodic Income Payment Mode, or

b)	request a decrease in the length of the Access Period.

Additional Purchase Payments

While this GIB Provision and the VAPOR are in effect, additional Purchase Payments to the Contract may not be made.

RIDER CHARGE

The Rider Charge rate may vary depending on the Measuring Life Option.  The Initial Rider Charge annual rate is shown on Page 1 of this Rider.  The Rider Charge rate may change as described, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Rider Charge rate shown on Page 1 of this Rider.  The quarterly Rider Charge rate is the annual Rider Charge rate divided by four.

Rider Charge during GMWB Provision

While the GMWB Provision of this Rider is in effect, a quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date.  The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the Income Base on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount and Fixed Account on a proportional basis.  A pro-rata Rider Charge will be deducted upon termination of the GMWB Provision, except if this Contract is terminated due to death.  If the GMWB Provision terminates upon the election of the GIB Provision, this pro-rata Rider Charge will be deducted on the Periodic Income Commencement Date.

Any change to the Rider Charge rate will occur only on a Rider Date anniversary.  The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date anniversary of the change, subject to the Guaranteed Maximum Rider Charge rate.

The Rider Charge rate will change due to an Automatic Annual Step-Up pursuant to the Automatic Annual Step-Up (of the Income Base) Provision, above.  Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased.

[The Rider Charge rate may increase due to an Enhancement after the initial Enhancement Period pursuant to the Enhancement (of the Income Base) Provision, above.  Any Enhancement after the initial Enhancement Period may be declined if the Rider Charge rate increased.]

The Rider Charge rate may increase due to an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date anniversary, if the cumulative total of post-first Benefit Year Purchase Payments equals or exceeds the limit shown in the Additional Purchase Payment Restriction.

[The Rider Charge rate will not increase due to an Enhancement during the initial Enhancement Period, or a One Time Step-Up.]

Rider Charge during GIB Provision

During the Access Period, the quarterly Rider Charge is deducted from the Account Value on the first Valuation Date of every third month following the PICD.  The amount of the first Rider Charge under the GIB Provision is the product of (A) and[ the greater of] (B)[ and (C)], where:

(A)	is the Rider Charge rate (quarterly) upon the termination of the GMWB Provision, and

(B)	is the Income Base upon the termination of the GMWB Provision[; and

(C)	is the Contract Value upon the termination of the GMWB Provision].

The quarterly Rider Charge is deducted from each Variable Subaccount and Fixed Account on a proportional basis.  A pro-rata Rider Charge will be deducted upon termination of VAPOR and the GIB Provision, except if this Contract is terminated due to death.

Upon each Withdrawal, the Rider Charge will be reduced in the same proportion that the Withdrawal reduced the Account Value.

On each GIB Step-up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Rider Charge shown on Page 1 of this Rider.  Any Rider Charge rate adjustment will change the quarterly Rider Charge.  Any change to the Rider Charge rate will be effective on the applicable GIB Step-up.

On each GIB Step-up, the amount of the Rider Charge is adjusted.  The Rider Charge on each GIB Step-up shall be the previously determined Rider Charge, adjusted in proportion to any change(s) in the GIB and in the Rider Charge rate.  Rider Charge adjustments upon a GIB Step-up can be represented by the following formula: New Rider Charge = Prior Rider Charge x (new GIB / prior GIB) x (new Rider Charge rate / prior Rider Charge rate).

Pursuant to the Automatic Step-up of the GIB Provision, the Owner may decline a GIB Step-up if the Rider Charge rate is increased.  Upon Our receipt of Notice from the Owner to decline a GIB Step-up, (a) the Rider Charge rate will decrease to the Rider Charge rate in effect on the Valuation Date immediately prior to the Step-up Date, and (b) the Rider Charge will decrease to the Rider Charge in effect on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.

During the Lifetime Income Period, the Rider Charge shall be deducted annually as described in the Effect of Rider Charge during Lifetime Income Period provisions.  The Rider Charge will be attributed pro rata to the Fixed Account and each Variable Subaccount used to calculate the Periodic Income Payments.

GENERAL

GOP Death Benefit Amount

A GOP Death Benefit is provided under the Guarantee of Principal (GOP), Enhanced Guaranteed Minimum Death Benefit (EGMDB) and Estate Enhancement Benefit (EEB) Death Benefit, one of which may be applicable to the Contract as shown in the Contract Specifications.

This GOP Death Benefit Amount section does not apply if this Contract provides that all death benefits are reduced by the amount of all Withdrawals.  If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:

The sum of all Purchase Payments, minus all Death Benefit Reductions and any Bonus Credits.  Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals (a) prior to the Rider Date of the Variable Annuity Living Benefits Rider and (b) after the termination of the Variable Annuity Living Benefits Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value (Account Value if the VAPOR is in effect) due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Living Benefits Rider is in force, (a) upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value (Account Value if the GIB Provision is in effect) due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction., and (b) upon Conforming Withdrawals, the reduction of the Contract Value (Account Value if the GIB Provision is in effect) due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

Assignments

While this Rider is in effect, the Owner may not sell or assign the Contract other than to the Annuitant, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

Mortality and Expense Risk and Administrative Charge

While the GMWB Provision and the Access Period of the GIB Provision and VAPOR are in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

While the Lifetime Income Period of the GIB Provision and VAPOR are in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract shall be less than or equal to those that were applicable while the Access Period was in effect.

Termination of this Rider

The Owner may terminate this Rider upon Notice to the Company any time after the [5th] Rider Date anniversary.  This Rider will terminate upon:

a)	the date the Contract to which this Rider is attached terminates;

b)
the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner;

c)	the Annuity Commencement Date except under (i) VAPOR and the GIB Provision or (ii) the GAI Annuity Payment Option; and

d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint.

If the GMWB Provision is in effect, Rider will also terminate upon the date both the Income Base and GAI equal $0 as the result of an Excess Withdrawal.

The VAPOR Rider will also terminate on the date this Rider terminates.

Upon termination of this Rider, the benefits and charges within this Rider will terminate.  A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

The Lincoln National Life Insurance Company
/s Charles A. Brawley, III
Charles A. Brawley, III, Secretary